CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to use in this Post-Effective Amendment No. 1 to Registration Statement (No. 333-122280) on Form S-1 of Composite Technology Corporation of our reports dated December 7, 2005 (which includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern) relating to our audit of the consolidated financial statements and internal control over financial reporting, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to our firm under the captions "Selected Consolidated Financial Data" and "Experts" in such Prospectus.

Our report dated December 7, 2005, on management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of September 30, 2005, expressed an opinion that Composite Technology Corporation had not maintained effective internal control over financial reporting as of September 30, 2005 based on "criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO)."

/s/ Singer Lewak Greenbaum & Goldstein LLP

SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California
December 19, 2005